Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Elects New Board Members

Detroit, Michigan, August 3, 2011 - American Axle & Manufacturing Holdings, Inc. (“Holdings”), which is traded as AXL on the NYSE, announced today the election of Steven B. Hantler and John F. Smith as independent directors of the Board effective October 27, 2011. Mr. Hantler and Mr. Smith will serve as additional Class II directors, each for a term expiring on the date of the Company's 2013 annual meeting of stockholders.

Mr. Hantler is Director of Policy Initiatives for The Marcus Family Office. In this capacity, he advises Home Depot co-founder, Bernie Marcus, in the areas of government affairs, legal and regulatory policy, national security, free enterprise and higher education. Previously, he had a 27-year career with Chrysler Corporation, where he held positions as Assistant General Counsel, Manufacturing Group Counsel, and Senior Trial Attorney. Prior to joining Chrysler, Mr. Hantler was engaged in private law practice. Mr. Hantler is a Senior Fellow at the Pacific Research Institute and a member of the Legal Policy Advisory Board of the Washington Legal Foundation.

Mr. Smith is a principal of Eagle Advisors LLC, a consulting firm in Bloomfield Hills, Michigan that specializes in strategy, product and brand development, lean operations and restructuring and is also Chief Operating Officer, Global Fuelbox, LLC, an energy technology start-up company based in California. From 2000 to 2010, Mr. Smith served in positions of increasing responsibility with General Motors Corporation in marketing, product planning and corporate strategy, most recently as Group Vice President, Corporate Planning and Alliances; Special Advisor to the CFO. During his 42-year career in the automotive industry, Mr. Smith also served as General Manager of Cadillac Motor Car, President of Allison Transmission, and Vice President, Planning at General Motors International Operations in Zurich, Switzerland. Mr. Smith serves on the boards of several nonprofit organizations, including the National Executive Board of Boy Scouts of America.

"We are pleased to have Steve Hantler and John Smith join AAM's Board of Directors," said AAM Co-Founder, Chairman & CEO Richard E. Dauch. "Their experience and knowledge will be of value to AAM as we continue to implement our strategy of continued profitable global growth, improved balance sheet strength and accelerated business diversification."

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company's plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company's actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company's filings with the Securities and Exchange Commission.

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For more information...

Christopher M. Son                    David Tworek
Director, Investor Relations,                Manager, Communications
Corporate Communications & Marketing            (313) 758-4883
(313) 758-4814                        david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.